Highbury Financial Inc. Announces Acquisition
of the Balance of the Equity of Aston Asset Management LLC

Estimated EBITDA increase of 82%
Estimated Cash Net Income increase of 78%
Estimated Cash Net Income per share increase of 19%

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Denver, CO, August 10, 2009 – Highbury Financial Inc. (“Highbury”) (OTCBB: HBRF, HBRFW, HBRFU), an investment management holding company, announced today it has acquired the Series B units of Aston Asset Management LLC (“Aston”), Highbury’s operating subsidiary, from Aston’s minority interest holders (“Sellers”).  The Series B units represent the entire minority equity interest in Aston, and Aston is now a wholly owned subsidiary of Highbury.  To complete the transaction, Highbury issued $22.5 million of 4% perpetual preferred stock contingently convertible into Highbury common stock at $5.00 per share under a limited set of circumstances.  The preferred stock will participate, on an as converted basis, in all cash dividends payable on shares of Highbury common stock, with such dividends reducing the 4% dividend payable on the preferred stock.  The dividend per share as converted is equal to the greater of the current or future common stock dividend per share.  As holders of the newly issued preferred stock, the Sellers will have the right to elect a number of directors equal to 25% of the total number of Highbury’s directors on its Board of Directors (the “Board”), subject to reduction when more than 50% of the issued preferred stock is converted to common stock.  In addition, the holders of preferred stock, voting together with the holders of common stock, shall be entitled to 25% of the votes, subject to dilution and reduction upon any conversion of preferred stock, on a merger, sale of all or substantially all of the assets, dissolution or charter amendment.

Following the transaction, the Aston employees will continue to direct the day-to-day operations of Aston.  In addition, Aston will continue to operate under a revenue share arrangement whereby 72% of total revenues, the operating allocation, will be used to pay the operating expenses of the business.  The remaining 28% of revenues, the owners’ allocation, will be distributed to Highbury on a quarterly basis, up from 18.2% of revenues before the acquisition.

As of July 31, 2009, Aston had approximately $5.6 billion of total assets under management.  In 2009, Aston’s mutual fund assets under management have risen from $3.5 billion as of December 31, 2008 to $5.4 billion as of July 31, 2009, an increase of 54%, from a combination of (i) positive market appreciation and other adjustments, including distributions of income and gain, reinvestments of distributions, and other items, of approximately $745 million and (ii) net client inflows, which represent aggregate contributions from new and existing clients less withdrawals, of approximately $1,266 million.  As of June 30, 2009, 87% of Aston’s mutual fund assets under management were in mutual funds rated with four or five stars by Morningstar, Inc.

The acquisition is expected to be highly accretive to Highbury’s stockholders.  In June 2009, Aston earned annualized revenue of approximately $37.9 million.  This implies an annualized revenue share to Highbury of approximately $6.9 million and an annualized revenue share to the Sellers, which Highbury acquired in this transaction, of approximately $3.7 million.  Based on a valuation of the preferred stock at par, the purchase price represents 6.1x the annualized June 2009 distributions acquired.  Using Highbury’s actual 2008 direct operating expenses of approximately $2.4 million as an estimate of Highbury’s ongoing operating expenses, excluding unusual expenses related to minority dissident stockholder activity which cannot be presently estimated but could be substantial, Highbury’s estimated Adjusted EBITDA (based on annualized results for June 2009) increases 82.0% from $4.5 million to $8.2 million, estimated Cash Net Income (based on annualized results for June 2009) increases 78.3% from $3.6 million to $6.4 million, and estimated Cash Net Income per share (based on annualized results for June 2009) increases 19.3% from $0.40 to $0.47.  As a result of the transaction, Highbury’s stockholders will now benefit to a greater degree in the growth and development of Aston.  For the methodology for reconciliation of Adjusted EBITDA and Cash Net Income to net income, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Non-GAAP Performance Measure and Supplemental Non-GAAP Liquidity Measure” contained in the Quarterly Report on Form 10Q of Highbury for the quarter ended June 30, 2009, which is available at the Investor Information link at www.highburyfinancial.com.

This transaction also provides a number of other benefits to Highbury’s stockholders.  First, the preferred stock issued to the Sellers more closely aligns their economic interests with those of Highbury’s stockholders.  Second, the preferred stock is convertible, at the option of Highbury, into shares of common stock upon the sale of all or a substantial portion of Highbury in a strategic transaction and Highbury may require the holders of the shares so converted to participate in such strategic transaction.  Prior to this transaction, Highbury did not have such rights with respect to the Series B units.  Third, under the terms of the preferred stock issuance, the terms of the current restrictive covenants to which the Sellers have been subject remain in place.

To achieve these benefits, Highbury has granted the Sellers certain rights which they did not previously have.  Previously, the Sellers did not have the right to obtain liquidity for their equity interests in Aston unless their employment with Aston was terminated.  Under the terms of the preferred stock, each year, beginning on April 20, 2011, they may convert 10% of their shares of preferred stock into shares of common stock (but no more than 50% of their preferred shares in total) and resell those shares, subject to a limited right of first offer in favor of Highbury.  Also, following a change of control of Highbury, holders of the new preferred stock may either convert those shares into shares of common stock and resell those shares (subject to a limited right of first offer in favor of Highbury) or require Highbury to redeem such shares of preferred stock at a per share price equal to the greater of the face value of such preferred stock (plus accrued and unpaid dividends) or the product of (i) five; (ii) a combination of the two-year trailing and most recent quarter annualized cash flow of Highbury; and (iii) 35% (which represents the minority interest in Aston acquired by Highbury in the transaction); divided by the number of shares of the new preferred stock originally issued.  Under certain circumstances, such as death, disability or termination of employment of a Seller without cause, as well as a change of control of Highbury, the Seller or his representative may be able to realize the full value of his shares of preferred stock prior to April 20, 2011.  Prior to this transaction, holders of Series B units did not have this right.  Also, under the Aston limited liability company agreement if the employment of a Seller were terminated for cause after April 20, 2011, he would not have received full value for his Aston interests.  However, as a holder of preferred stock, if his shares of preferred stock are converted into common stock he will be able to realize full value for such shares even if he were terminated for cause.

“We are very fortunate to acquire the balance of the equity of Aston and increase our economic participation in this attractive and growing business,” said Richard S. Foote, President and Chief Executive Officer of Highbury.

Mr. Foote concluded, “We are also pleased to welcome the Sellers as equity holders of Highbury.  We believe this team’s extensive experience and deep knowledge of the asset management business, in general, and the Aston business, in particular, will benefit all of Highbury’s stockholders.”

Stuart D. Bilton, Aston’s Chairman and Chief Executive Officer, said, “The Aston team is pleased to become shareholders of Highbury.  We look forward to direct participation in strategic decisions of Highbury as we continue to build our asset management business.”

About Highbury

Highbury is an investment management holding company providing permanent capital solutions to mid-sized investment management firms. We pursue acquisition opportunities and seek to establish accretive partnerships with high quality investment management firms. Highbury’s strategy is to provide permanent equity capital to fund buyouts from corporate parents, buyouts of founding or departing partners, growth initiatives, or exit strategies for private equity funds. This strategy includes leaving material equity interests with management teams to align the interests of management and Highbury’s shareholders and, in general, does not include integrating future acquisitions, although Highbury may execute add-on acquisitions for its current or future affiliates. We seek to augment and diversify our sources of revenue by asset class, investment style, distribution channel, client type and management team. We intend to fund acquisitions with our revolving credit facility, other external borrowings, retained earnings (if any), additional equity and other sources of capital, including seller financing and contingent payments. More information is also available at www.highburyfinancial.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Highbury’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Highbury cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Highbury assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Highbury's SEC filings and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and Highbury; (4) changing conditions in global financial markets generally and in the equity markets particularly, and decline or lack of sustained growth in these markets; (5) Highbury's business strategy and plans; (6) the introduction, withdrawal, success and timing of business initiatives and strategies; (7) the unfavorable resolution of legal proceedings and/or harm to Highbury's reputation; (8) fluctuations in customer demand; (9) management of rapid growth; (10) the impact of fund performance on redemptions; (11) changes in investors' preference of investing styles; (12) changes in or loss of sub-advisers; (13) the impact of increased competition; (14) the results of future financing efforts; (15) the impact of future acquisitions or divestitures; (16) the relative and absolute investment performance of Highbury's investment products; (17) investment advisory agreements subject to termination or non-renewal; (18) a substantial reduction in fees received from third parties; (19) Highbury's success in finding or acquiring additional investment management firms on favorable terms and consummating acquisitions of investment management firms; (20) the ability to retain major clients; (21) the ability to attract and retain highly talented professionals; (22) significant limitations or failure of software applications; (23) expenses subject to significant fluctuations; (24) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (25) the impact of capital improvement projects; (26) the extent and timing of any share repurchases; (27) the impact of changes to tax legislation and, generally, the tax position of Highbury; and (28) expenses associated with the formation of the Special Committee and responding to initiatives of dissident stockholders.

Highbury’s filings with the SEC, accessible on the SEC’s website at http://www.sec.gov, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

Questions and inquiries for further information may be directed to:

Richard S. Foote
President and Chief Executive Officer
212-688-2341